Exhibit (10)(K)

AMENDED AND RESTATED

FINANCIAL SUPPORT AGREEMENT

This Amended and Restated Financial Support Agreement (“Agreement”) is entered into between Teachers Insurance and Annuity Association of America (“TIAA”) on behalf of TlAA-CREF Life Insurance Company (“T-C Life”) which is a downstream subsidiary of TIAA. Both TIAA and T-C Life are incorporated and domiciled in the State of New York. The effective date of this Agreement is December 12, 2022. It modifies and replaces the original Financial Support Agreement entered into between the parties on November 2, 1998.

WHEREAS, TIAA owns all of the outstanding shares of the capital stock of T-C Life;

WHEREAS, T-C Life is incorporated and domiciled in the State of New York, and is licensed to conduct business in all 50 states, the District of Columbia, and Puerto Rico;

WHEREAS, TIAA will see to it that T-C Life will be and continue to remain a financially strong and viable insurer throughout the duration of this Agreement;

WHEREAS, T-C Life is not a strategic business for the TIAA family of companies, ceased issuing life insurance policies in 2019, and has essentially been in run-off since;

WHEREAS, TIAA and T-C Life have determined it is not adverse to the interests of T-C Life policyholders to modify the original Financial Support Agreement with this Amended and Restated Financial Support Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the parties hereto agree as follows:

Section 1 – Capital and Surplus. TIAA agrees that it shall cause T-C Life to have at all times during the term of this Agreement the greater of:

(a)	a minimum capital and surplus of $250 million; or

(b)

the amount of capital and surplus as shall be necessary to maintain the capital and surplus of T-C Life at a level not less than 150% of the NAIC Risk Based Capitalization Model, or such other amount as necessary to maintain T-C Life’s rating that is the same as, or better than TlAA’s rating from Moody’s Investors Service, S&P Global Ratings, Fitch Credit Ratings, Inc., and A.M. Best (“the rating agencies”).

Section 2 – Liquidity. TIAA agrees that it will cause T-C Life to be sufficiently funded at all times during the term of this Agreement in order to meet all of its contractual obligations on a timely basis, including but not limited to, obligations to pay policy benefits and to provide policyholder services.

Section 3 – Ownership. TIAA will not pledge, assign or otherwise encumber the shares of T-C Life, or transfer all or substantially all of the business of T-C Life to an entity with an A.M. Best financial strength rating that is lower than an A- Rating at the time of such transaction.

Section 4 – Not a Guarantee. This Agreement is not, and nothing herein contained and nothing done pursuant hereto by TIAA shall constitute or be construed or deemed to constitute, an evidence of indebtedness or an obligation or liability of TIAA as guarantor, endorser, surety, or otherwise in respect of any obligation, indebtedness, or liability, of any kind or character whatsoever, of T-C Life and this Agreement does not provide, and is not intended to be construed or deemed to provide, any creditor of T-C Life with recourse to or against any of the assets of TIAA.

Section 5 – Applicable Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 6 – Communications. All notices, requests, demands and other communications under this Agreement (whether from TlAA, T-C Life or any other person or entity) shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to which such notice is to be given; (b) on the day after delivery to Federal Express or similar overnight carrier or the Express Mail Service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to which such notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to TIAA, to:	If to T-C Life, to:

730 Third Avenue	730 Third Avenue
New York, New York 10017	New York, New York 10017

Attention:	Attention:
Corporate Secretary	Corporate Secretary
TIAA	TIAA-CREF Life Insurance Company

Section 7 – Publicity. No party hereto may, directly or indirectly, disclose this Agreement or the terms hereof, other than to any regulatory agency or rating agency, except with the permission of the other party hereto and then only as permitted by law.

Section 8 – Modifications. Any future modifications of this Agreement must be approved by both parties, and not be adverse to policyholder interests.

Section 9 – Termination. This Agreement shall terminate upon sale or transfer of TIAA’s shares in T-C Life to a suitable buyer pursuant to Section 3 in a transaction that is approved by TIAA and the New York Department of Financial Services.

Section 10 – Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.

Section 11 – Enforceability. The Financial Support Agreement can be enforced by T-C Life in accordance with the terms of this Agreement. If TIAA fails to perform under the terms of this Agreement, then T-C Life has a direct right to enforce the Agreement in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their respective duly authorized representatives as of the day and year above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ David Dowrich	Date: January 12, 2023

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ William Griesser	Date: December 12, 2022